Exhibit 10.39

September 1, 2000

Joseph R. Penta
32142 Black Widow Drive
Conifer, CO  80433

Dear Joe:

InfoNow Corporation is pleased to offer you employment as Vice President of World Wide Sales. The position is one that offers great challenge and an opportunity for professional growth in a very dynamic environment.

Your compensation for this position will be as follows:

     1. Semi-monthly gross salary in the amount of $6,250.00; paid on the 15th and the last day of the month.

     2. Eligibility to receive bonus commissions as defined in the attached "Commission Bonus Plan". This plan provides $115,000 based upon successful achievement of sales performance targets. Payment will be monthly.

     3. Eligibility to receive $11,000 in bonuses based upon quarterly targets. These targets will be mutually agreed upon between you and the President.

     4.   Participation in InfoNow's Employee Stock Option Plan

     Upon commencement of your service, it will be recommended to InfoNow's Board of Directors that the Company grant you an incentive stock option to purchase 75,000 shares of InfoNow common stock. The option shall have a five (5) year term and will be priced at the fair market value (FMV) of the Company's common stock. The Company defines fair market value as the mean of the bid and ask price at the close of business on the day approval is granted by the Board. Seven (7) months after the award of your options, 7/36ths of the stock option will be vested and you will continue vesting at the rate of 1/36th per month of employment thereafter. Upon resignation or termination of employment, your vested options will be subject to execution on the last day of the month next following the month in which you ceased to be employed.

     In the event of a merger of the Company where it is not the surviving entity; the sale of substantially all of the Company's assets; or the termination of your employment immediately following a change of control of the Company, all options granted under this agreement shall vest according to the schedule below:

     o During your first 12 months of employment: 1/36 of your stock option shall vest for each completed month of employment at the date of the change in control. In addition, 50% of the remaining unvested shares underlying options will also vest.

     o After your first 12 months of employment: 100% of unvested options will vest upon a change of control as defined above.

     InfoNow Corporation currently provides numerous benefits to its employees including health insurance; life insurance; 401(k) plan; and vacation, sick, and holiday plans. These and any other benefits and practices of InfoNow are described in detail in the Employee Handbook, including the requirement that you sign and comply with a proprietary information and non-disclosure agreement as a condition of employment.

5.  Vacation

     You will receive four weeks of paid vacation per year, in addition to normal InfoNow holidays as outlined in the Employee Handbook.

6.  Severance

     In the event that InfoNow terminates you without cause, you will receive severance payments for a period of seven months following the date of your termination at a rate equal to 75% of your then in-force base salary rate. In addition InfoNow will immediately vest 25% of all unvested options granted to you.

     InfoNow may terminate your employment for cause. The term "cause" in this agreement means your conviction of a felony, acts of fraud or flagrant dishonesty.

Sincerely,


Peter J. Bryant
President

I have read and accept the terms and conditions of employment contained herein.


- --------------------------                                  --------------------
Joseph R. Penta                                                     Date